Exhibit 10.15

Execution Copy

Date Given to Executive: April 9, 2013

MUTUAL GENERAL RELEASE

The Parties hereto, Mary A. Tolan (“Executive”) and Accretive Health, Inc. (the “Company”), hereby acknowledge their obligations under the Chairman’s Agreement, dated as of April 24, 2013 (the “Chairman’s Agreement”), do hereby release and forever discharge each other as of the date hereof, and with respect to the Company, such release by Executive to include its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company’s direct or indirect owners (collectively, the “Executive Released Parties”) to the extent provided below.

1.	Executive acknowledges and agrees that any payments, rights or benefits conferred upon her by the Chairman’s Agreement represent, in part, consideration for signing this Mutual General Release and are not salary, wages or benefits to which she was already entitled. She understands and agrees that she will not receive the payments and benefits specified in Section 1 of the Chairman’s Agreement unless she executes this Mutual General Release and does not revoke this Mutual General Release within the time period permitted hereafter or if she breaches this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. Executive also acknowledges and represents that she has received all payments and benefits to which she is entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	The Company agrees that, no later than the second regular payroll date following the Transition Date (as such term is defined in the Chairman’s Agreement), it will pay Executive a lump sum payment of all then-outstanding earned compensation, including accrued unused vacation pay, minus applicable federal, state and local tax withholdings, for services performed as an employee of the Company through and including the Transition Date.

3.	Effective as of the Transition Date, Executive shall be deemed to have voluntarily resigned her positions as President and Chief Executive Officer of the Company, and from any and all other offices which she holds at the Company or any of the Company’s subsidiaries or affiliates. Executive will execute any documents required of her by the Company to effectuate these resignations.

4.

Except as provided in Sections 7 and 8 below and except for the provisions of the Chairman’s Agreement which expressly survive the termination of her employment with the Company, Executive hereby knowingly and voluntarily (for herself, her heirs, executors, administrators and assigns) release and forever discharge the Company and the other Executive Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Mutual General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Executive Released Parties which she, her spouse, or any of her heirs, executors, administrators or assigns, may have, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as

amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); provided, however, that, notwithstanding the foregoing, it is agreed and understood that such release does not include any Claim arising prior to the date hereof arising from (i) any indemnification obligations owing from the Company or any of its affiliates to Executive by virtue of her position as an officer, director or employee of the Company or any of its affiliates, (ii) any salary earned and accrued since the date of the Company’s last salary payment to her prior to the date hereof, (iii) amounts owing to her in accordance with Company policy for vacation pay earned and accrued prior to the date hereof, (iv) amounts owing to her in accordance with Company policy under the Company’s group medical, disability or life plans, (v) amounts owing to her in accordance with Company policy under the Company’s 401(k) plan(s), (vi) amounts owing to her pursuant to Section 4980B of the Internal Revenue Code (COBRA); or (vii) any expense reimbursement amounts owing to her in accordance with Company policy from the Company or any Released Party accruing prior to the date hereof.

5.	The waiver and release of claims reflected in Section 2 above is mutual. Accordingly, the Company hereby knowingly and voluntarily (for itself, its successors and assigns) releases and forever discharges Executive from any and all Claims (through the date this Mutual General Release becomes effective and enforceable) which it, or its successors or assigns, may have against Executive, including, without limitation, Claims which arise out of or are connected with Executive’s employment with the Company or under any other federal, state or local law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or any claim for breach of contract or defamation; or (except as governed by the Chairman’s Agreement) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters.

6.	Executive represents that she has made no assignment or transfer of any right, Claim, demand, cause of action, or other matter covered by Section 2 above. The Company represents that it has made no assignment or transfer of any right, Claim, demand, cause of action, or other matter covered by Section 3 above.

7.	Executive agrees that this Mutual General Release does not waive or release any rights or claims that she may have under the Age Discrimination in Employment Act of 1967 which arise after the date she executes this Mutual General Release. Executive acknowledges and agrees that her separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

8.

Executive agrees that she is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Executive Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, Executive further acknowledges that she is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that Executive hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

9.	In signing this Mutual General Release, the Parties acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Parties expressly consent that this Mutual General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The Parties acknowledge and agree that this waiver is an essential and material term of this Mutual General Release and that without such waiver each Party would not have agreed to the terms of the Chairman’s Agreement. The Parties further agree that in the event either should bring a Claim seeking damages against the other, or in the event either should seek to recover against the other in any Claim brought by a governmental agency on their behalf, this Mutual General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. The Parties further agree that they are not aware of any pending Claim of the type described in Sections 2 and 3 above as of the execution date of this Mutual General Release.

10.	The Parties agree that neither this Mutual General Release, nor the furnishing of the consideration for this Mutual General Release, shall be deemed or construed at any time to be an admission by either Party of any improper or unlawful conduct.

11.	Executive agrees that she will forfeit all amounts payable by the Company pursuant to the Chairman’s Agreement if she challenges the validity of this Mutual General Release. Executive also agrees that if she violates this Mutual General Release by suing the Company or the other Executive Released Parties, she will pay all costs and expenses of defending against the suit incurred by the Executive Released Parties, including reasonable attorneys’ fees, and will return all payments received by her pursuant to the Agreement that are requested by the Company.

12.	Executive covenants and agrees that she will not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Company, any of its subsidiaries or affiliates, or any of their respective officers, directors, employees, businesses, products, services, or activities. The Company covenants and agrees that promptly upon the termination of the Engagement it will issue a written directive to its officers and directors instructing them that, while in such capacities, they must not, directly or indirectly, make or solicit or encourage others to make any disparaging remarks concerning Executive.

13.

The Parties agree that this Mutual General Release is confidential and agree, except as required by law (as reasonably determined by each Party), not to disclose any information regarding the terms of this Mutual General Release to any person or entity other than (with respect to Executive) to her immediate family and any tax, legal or other advisers she has consulted regarding this Mutual General Release and the Chairman’s Agreement, and (with respect to the Company), to its directors and officers and (on a need-to-know basis) its employees, and to any tax, legal or other advisers it has consulted regarding this Mutual General Release and the Chairman’s Agreement. Notwithstanding anything herein to the contrary, the Parties (and each affiliate and person acting on behalf of any such Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the arrangements contemplated in this Mutual General Release and the Chairman’s Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

14.	The non-disclosure provisions in this Mutual General Release do not prohibit or restrict the Parties (or their counsel) from responding to any inquiry about this Mutual General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity.

15.	Notwithstanding anything in this Mutual General Release to the contrary, this Mutual General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by either Party of the Chairman’s Agreement after the date hereof.

16.	The Executive Released Parties are intended third-party beneficiaries of this Mutual General Agreement and the Chairman’s Agreement, which may be enforced by each of them in accordance with such agreements’ respective terms in respect of the rights granted to such Executive Released Parties therein. Except and to the extent set forth in the preceding sentence, this Mutual General Release Agreement and the Chairman’s Agreement are not intended for the benefit of any person other than the Parties, and no such other person will be deemed to be a third party beneficiary hereof or thereof.

17.	Whenever possible, each provision of this Mutual General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Mutual General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Mutual General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:

(i)	SHE HAS READ IT CAREFULLY;

(ii)	SHE UNDERSTAND ALL OF ITS TERMS AND KNOWS THAT SHE IS GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	SHE VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAS DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, SHE HAS CHOSEN NOT TO DO SO OF HER OWN VOLITION;

(v)	SHE HAS HAD ALL TIME PERIODS REQUIRED BY LAW, INCLUDING AT LEAST 21 DAYS FROM THE DATE OF HER RECEIPT OF THIS MUTUAL GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM TO CONSIDER IT AND ANY CHANGES MADE SINCE SUCH DATE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	THE CHANGES TO THE AGREEMENT SINCE HER RECEIPT OF THIS MUTUAL GENERAL RELEASE EITHER ARE NOT MATERIAL OR WERE MADE AT HER REQUEST.

(vii)	SHE UNDERSTANDS THAT SHE HAS SEVEN DAYS AFTER THE EXECUTION OF THIS MUTUAL GENERAL RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	SHE HAS SIGNED THIS MUTUAL GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE HER WITH RESPECT TO IT; AND

(ix)	SHE AGREES THAT THE PROVISIONS OF THIS MUTUAL GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EACH OF THE PARTIES HERETO.

DATE: April 24, 2013		/s/ Mary A. Tolan
Mary A. Tolan

DATE: April 24, 2013	ACCRETIVE HEALTHCARE, INC.

	By:	/s/ Daniel Zaccardo
Daniel Zaccardo

	Title:	Senior Vice President, General Counsel